Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WEWORK INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

WeWork Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the DGCL proposing an amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on October 20, 2021 under the name BowX Acquisition Corp. (as amended to the date hereof, the “Certificate of Incorporation”) and declaring said amendment to be advisable. On June 12, 2023, the stockholders of the Corporation duly approved said proposed amendment at the Corporation’s Annual Meeting of Stockholders in accordance with Section 242 of the DGCL. The resolution setting forth the amendment pursuant to the terms approved by the Corporation’s Board of Directors, acting pursuant to the authority delegated by the Corporation’s stockholders, is as follows:

RESOLVED:	That the following paragraph is inserted at the end of Article IV of the Certificate of Incorporation:

“Pursuant to the DGCL, at 4:01 p.m. Eastern Time on the date of filing (the “Reverse Stock Split Effective Time”) of this Certificate of Amendment, (a) each 40 shares of Class A Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class A Common Stock and (b) each 40 shares of Class C Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class C Common Stock, in each case, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of fractional shares of Class A Common Stock, the Corporation’s transfer agent shall aggregate all fractional shares of Class A Common Stock and sell them as soon as practicable after the Reverse Stock Split Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share of Class A Common Stock, and after the transfer agent’s completion of such sale, such stockholders shall receive a cash payment (without interest) from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below). The Corporation will pay in cash the fair value of fractional shares of Class C Common Stock, without interest and as determined in good faith by the Board of Directors. Each certificate that immediately prior to the Reverse Stock Split Effective Time represented shares of Class A Common Stock or Class C Common Stock (each, an “Old Certificate”) shall thereafter represent that number of shares into which the shares of Class A Common Stock or Class C Common Stock, as applicable, represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. As soon as practicable following the Reverse Stock Split Effective Time, the Corporation will notify its stockholders holding shares of Class A Common Stock or Class C Common Stock in certificated form to transmit their Old Certificates to the transfer agent, and upon surrender of such Old Certificates or notification by the holder that such Old Certificates have been lost, stolen or destroyed and the execution of an agreement satisfactory to the Corporation to indemnify the Corporation for any loss incurred by it in connection with such Old Certificates, the Corporation will cause the transfer agent to issue new certificates representing the appropriate number of whole shares following the Reverse Stock Split for every one share of Class A Common Stock or Class C Common Stock, as applicable, transmitted and held of record as of the Reverse Stock Split Effective Time.”

This Certificate of Amendment so adopted shall be effective as of 4:01 p.m. Eastern Time on September 1, 2023. Except as herein amended, all other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by a duly authorized officer of the Corporation this first day of September, 2023.

WEWORK INC.

By:	/s/ Pamela Swidler
Name:	Pamela Swidler
Title:	Chief Legal Officer